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                                                                     EXHIBIT 5.1

                                 October 4, 1996

Vivra Incorporated
1850 Gateway Drive, Suite 500
San Mateo, California 94404

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     I am general counsel of Vivra Incorporated, a Delaware corporation (the "Company"), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, of $158,545,000 aggregate principal amount of 5% Convertible Subordinated Promissory Notes Due 2001 (the "Notes"), together with 4,261,962 shares of Common Stock, par value of $.01 per share, of the Company, into which such Notes are convertible (the "Conversion Shares"), which are to be offered and sold by certain selling securityholders (the "Selling Securityholders"). In this regard I have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (the "Registration Statement").

     I am of the opinion that the Notes have been duly authorized, are binding obligations of the Company and have been legally issued, and are fully paid and nonassessable. I am of the further opinion that the Conversion Shares have been duly authorized, and when issued by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included therein.

                                        Very truly yours,

                                        Charles W. Ott